EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

October 21, 2004

CONTACT: Colleen McCann-Lillie

(509) 534 - 6200

Ambassadors Group Announces Earnings Increase for the Third Quarter 2004

Spokane, Wash. –October 21, 2004

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced an increase in fully diluted third quarter earnings ended September 30, 2004 of 42 percent. Earnings per share for the third quarter of 2004 were $0.85 compared to $0.60 in the third quarter of 2003. For the nine months ended September 30, 2004, fully diluted earnings per share increased 43 percent, from $1.33 in 2003 to $1.90 in 2004.

Quarter Ended September 30, 2004

Gross program receipts increased 31 percent in the third quarter of 2004, from $46.8 million in 2003 to $61.2 million in 2004. Net revenue increased 32 percent in the third quarter of 2004, an increase from $16.2 million in 2003 to $21.4 million in 2004. These increases were driven by a 29 percent increase in the number of delegates traveled in the quarter. The gross margin remained at 35 percent matching the gross margin for this quarter one year ago.

Operating expenses were $8.1 million in the third quarter of 2004, compared to $7.1 million in the third quarter of 2003. Operating expenses increased approximately $1.0 million in the third quarter of 2004 primarily due to higher personnel expenses to support the increase in the number of traveled delegates, as well as increased professional fees.

The Company’s cash, cash equivalents and available-for-sale securities balances at September 30, 2004, and September 30, 2003 were $72.1 million and $50.0 million. The Company’s deployable cash at September 30, 2004 and September 30, 2003 was $46.8 million and $37.0 million (see definition on final page of the press release).

Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, gross program receipts increased 34 percent, from $103.1 million in 2003 to $138.0 million in 2004. For the nine months ended September 30, 2004, net revenue increased 37 percent, from $35.5 million in 2003 to $48.5 million in 2004. The increase in gross program receipts and net revenue resulted from a 33 percent increase in the number of delegates traveling in the first nine months of 2004 compared to the first nine months of 2003.

The Company’s gross margin was 35 percent for the nine months ended September 30, 2004, compared to 34 percent for the same period of 2003. This improvement in gross margin was the result of improved operational logistics and overseas negotiations.

Operating expenses for the nine months ended September 30, 2004 were $19.3 million compared to $15.7 million in 2003. The increase of $3.5 million was due primarily to an increase in marketing costs for 2005 programs, higher personnel expenses to support the increase in the number of traveled delegates and increased professional fees.

The Company’s cash, cash equivalents and available-for-sale securities balances at September 30, 2004 and December 31, 2003 were reported at $72.1 million and $67.5 million, of which $46.8 million and $32.9 million represented deployable cash (see definition on final page of the press release).

Jeff Thomas, President and Chief Executive Officer of Ambassadors Group, Inc. stated, “Our year to date financial results for 2004 continue to reflect internal changes and improvements that are continuously being implemented. Although many of these changes are incremental and invisible from the outside, the cumulative impact is significant. I am proud to be part of a team that has been relentlessly pursuing proactive changes, while being forced to react to numerous events in the global landscape.

“Our primary focus continues to be expanding our current base of programs while selectively building new programs. We have been able to increase our volume through enhancing our brand strength, improving our marketing efforts and emphasizing operational excellence. New programs have been able to capitalize on our existing assets by expanding into adjacent marketplace spaces. As a result, we have been able to safely travel 29,400 delegates through the first 9 months of 2004, compared to 22,000 delegates in the first nine months of 2003.

“We continue to make progress with capital deployment. We continued to repurchase our stock as part of the share repurchase program that was announced in May 2004. Year to date, we have also returned $3.3 million to our shareowners through our dividend program.

“For many years, we have enjoyed strong shareowner support and believe that this support has been helpful in enabling us to focus on creating even greater shareowner value in the future. Thank you for this continuing support.”

Ambassadors Group, Inc. will host a conference call to discuss results of operations and the outlook for the remainder of 2004 and 2005. The call will be Friday, October 22 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (800) 659-2037, then entering the pass code: 90997274. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial (888) 286-8010 with the pass code of 95905398 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX web site. Replay access will be available beginning October 22 at 10:30 a.m. through November 5. Post-view web cast access will be available following the conference call through December 22, 2004.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to Ambassadors Group, Inc. 10K filed March 12, 2004, 10Q filed August 9, 2004 and proxy filed April 14, 2004.

The following summarizes the Company’s financial information for the quarters ended September 30, 2004 and 2003 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended September 30
	2004	2003
Gross program receipts	$61,173	$46,768

Net revenue	21,391	16,231

Operating expenses:
Selling and tour promotion	6,777	6,293
General and administration	1,353	811

Total operating expenses	8,130	7,104

Operating income	13,261	9,127

Other income, net	250	177

Income before tax	13,511	9,304
Income tax provision	4,593	3,163

Net income	$8,918	$6,141

Earnings per share – basic	$0.89	$0.62

Weighted average shares outstanding – basic	10,047	9,936

Earnings per share – diluted	$0.85	$0.60

Weighted average shares outstanding – diluted	10,443	10,220

The following summarizes the Company’s financial information for the nine months ended September 30, 2004 and 2003 (in thousands, except per share amounts):

	UNAUDITED
	Nine months ended September 30
	2004	2003
Gross program receipts	$138,033	$103,117

Net revenue	48,505	35,452

Operating expenses:
Selling and tour promotion	15,369	12,769
General and administration	3,897	2,979

Total operating expenses	19,266	15,748

Operating income	29,239	19,704

Other income, net	755	667

Income before tax	29,994	20,371
Income tax provision	10,198	6,926

Net income	$19,796	$13,445

Earnings per share – basic	$1.97	$1.36

Weighted average shares outstanding – basic	10,038	9,905

Earnings per share – diluted	$1.90	$1.33

Weighted average shares outstanding – diluted	10,421	10,112

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes the Company’s balance sheets as of September 30, 2004, September 30, 2003 and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	September 30		December 31
	2004	2003	2003
Assets
Cash and cash equivalents	$18,715	$19,659	$33,653
Available-for-sale securities	53,385	30,334	33,872
Foreign currency exchange contracts	503	1,522	5,209
Prepaid program costs and expenses	4,821	2,833	1,608
Other current assets	589	163	233

Total current assets	78,013	54,511	74,575
Property and equipment, net	3,857	1,815	2,966
Deferred tax asset	1,589	1,641	1,664
Other assets	116	83	116

Total assets	$83,575	$58,050	$79,321

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$12,131	$7,874	$4,434
Participants’ deposits	14,264	7,972	28,220
Deferred tax liability	60	449	1,690
Other current liabilities	3,681	—	3,576

Total current liabilities	30,136	16,295	37,920
Capital lease, long term	491	—	592

Total liabilities	30,627	16,295	38,512
Stockholders’ equity	52,948	41,755	40,809

Total liabilities and stockholders’equity	$83,575	$58,050	$79,321

Deployable cash is a non-GAAP liquidity measure. The following summarizes the Company’s deployable cash as of September 30, 2004, September 30, 2003 and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	September 30		December 31
	2004	2003	2003
Cash, cash equivalents and available-for sales equivalents	$72,101	$49,993	$67,525
Prepaid program cost and expenses	4,821	2,833	1,608
Less: Participants’ deposits	(14,264)	(7,972)	(28,220)
Less: Accounts payable/accruals/other liabilities	(15,812)	(7,874)	(8,010)

Deployable cash	$46,846	$36,980	$32,903

Management believes this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.